PSM Holdings, Inc. Corporate Office 1112 North Main Street Roswell, NM 88201	National Press Release

FOR IMMEDIATE RELEASE
October 12, 2011

Contact
Name:	Ron W. Hanna
Title:	President and CEO
Phone:	575-257-2339
E-Mail:	rhanna@wewalkyouhome.com

PSM Holdings Inc. to Acquire LoanLeaders of America, Inc.

PSM Holdings, Inc. (OTCBB: PSMH-OB), is pleased to announce it has entered into a Letter of Intent (LOI) to purchase LoanLeaders of America, Inc.   LoanLeaders is a very successful national mortgage banking firm with its headquarters located in Santa Ana, California.   LoanLeaders is a designated, “Full-Eagle”, mortgage banking company currently licensed in seventeen states with pending licenses in ten additional states.

According to the terms of the LOI, LoanLeaders of America, Inc., will be acquired by UCMC, a wholly owned subsidiary of PrimeSource Mortgage, Inc. (PSMI), and its parent company, PSMH.  At the closing of the transaction, LoanLeader’s two principal owners, Martin and Steven Foigelman, will receive 1,714,286 common shares of PSMH.   The closing of the transaction is subject to further negotiations and the execution of a definitive agreement between the parties.   The closing is scheduled to be completed before the end of calendar year 2011.

Ron Hanna, President and CEO of PSMH, stated; “We are so fortunate to have indentified another great company like LoanLeaders.   Martin and Steven founded their company in 1998.  Over the years, they have built a truly remarkable company that has continued to grow each year.   The acquisition of LoanLeaders will add dramatically to our national retail footprint and bring substantial value to our shareholders.”

For more information regarding this press release, please click on the links below.

http://www.psmholdings.com/newsroom/psm-holdings-inc-to-acquire-LoanLeaders-of-america-inc
or
http://bit.ly/qHcwgj

About PSM Holdings, Inc.

PSM Holdings, Inc., through its wholly owned subsidiaries, PSMI and UCMC provide mortgage banking and brokerage services across the United States. They are currently licensed in 18 states across the United States, and oversee the operations of more than 30 offices.  For more information, visit http://www.psmholdings.com.

Forward-Looking Statements:

Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends" and other words of similar import, constitute "forward-looking statements" within the meaning of Section 7A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include but are not limited to that we are in the process of furthering several of the key milestones we achieved last year and creating new growth opportunities for PSM Holdings, Inc. and its subsidiaries, and that we will continue to enter new projects and strategic partnerships in 2011. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of PSM Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. PSM Holdings, Inc. disclaims any obligation to update or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

Contact:
Ron W. Hanna, President and CEO
575-257-2339
rhanna@wewalkyouhome.com